Exhibit 99.1

dELiA*s Announces Second Quarter Fiscal 2006 Results

Second Quarter Revenue Rises 13.0% to $48.9 million

Loss from continuing Operations per diluted share of $(0.12) vs. year-ago $(0.20)

NEW YORK, NEW YORK – (BUSINESS WIRE) – September 7, 2006 dELiA*s, Inc. (Nasdaq: DLIA), a direct marketing and retail company comprised of three lifestyle brands primarily targeting consumers between the ages of 12 and 19, today announced financial results for the second quarter and six months ended July 29, 2006.

Revenue for the second quarter increased 13.0% to $48.9 million in the second quarter of fiscal 2006. Gross profit for the second quarter increased to $17.6 million or 36.0% of net sales, compared to $15.8 million or 36.5% of net sales for the fiscal 2005 second quarter. The Company’s loss from continuing operations for the second quarter of 2006 improved by $1.2 million, to $(3.1) million, or $(0.12) per diluted share, compared with the fiscal 2005 second quarter loss of $(4.3) million or $(0.20) per diluted share.

Robert Bernard, Chief Executive Officer stated: “In Retail, as discussed in our first quarter release, our results were significantly hampered by entering the second quarter with inventory levels well below plan. We set Back To School in July week 2, with inventories back on track. Since then, we have seen weekly comps improve sequentially through the Labor Day weekend, turning positive on an overall basis in September week 1 as the Northeast entered its Back To School period. Additionally, full price unit sales have comped positively since mid July. We believe that the business is now positioned to have a strong performance for the remainder of the year. In the second quarter, our Direct business generated a profit and strong levels of cash highlighting the recognition and values of our brands. Each of our Direct titles showed significant improvement over the prior year, with particular improvement in dELiA*s Direct.”

Retail Segment Results

Net sales from the Company’s Retail Segment increased to $15.0 million compared with $14.2 million in the year-ago second quarter. The Company added 8 new premier stores during the quarter and ended the period with 67 premier stores and 2 outlets. The second quarter comparable store sales for premier, or non-outlet, stores decreased 18.3%. Gross profit in the Company’s Retail Segment, which includes distribution, buying, occupancy and merchandising costs, was 18.4% of net sales for the quarter versus 21.5% in the year-ago quarter.

The Company noted that merchandise margins improved approximately 400 basis points versus the year-ago level, however, such improvements were offset by the comparable store decrease and pre-opening store costs. As a result, the Company’s Retail Segment reported a second quarter loss from operations of $4.4 million, compared to an operating loss of $2.6 million during the second quarter of 2005.

Direct Segment Results

Net sales for the Direct Segment increased 16.1% to $33.9 million, compared with $29.2 million in the year-ago quarter with catalogue circulation remaining flat versus the prior year’s quarter. Gross profit in the Company’s Direct Segment was 43.8% of net sales for the quarter, an increase of 10 basis points versus the year-ago period. Income from operations in the Direct Segment was $0.9 million during the second quarter, versus a year-ago loss of $(1.6) million.

Mr. Bernard concluded: “While disappointed in our Retail results, we are confident we have gotten back on-track and are well-positioned for the second half. Our direct businesses are strong. With increased overall profitability, up by 25%, we continue to improve each quarter. Overall, we are confident that both our Retail and Direct segments are set to deliver a strong Fall season.”

Six Month Results

For the six month period ended July 29, 2006:

•	Revenue increased 14.4% to $100.7 million from $88.0 million in the first six months of fiscal 2005.

•	Gross profit improved from $31.5 million or 35.8% to $37.2 million or 37%.

•	Loss from continuing operations narrowed to $4.3 million, or $0.17 per diluted share, compared to a loss of $7.3 million or $0.33 per diluted share in the first six months of fiscal 2005.

Conference Call Information

A conference call to discuss second quarter results is scheduled for today at 5:00PM Eastern Time. The conference call will also be web-cast live at www.deliasinc.com. A replay of this call will be available until October 7, 2006 and can be accessed by dialing (888) 286-8010, Passcode 23742996.

About dELiA*s, Inc.

dELiA*s, Inc. is a direct marketing and retail company comprised of three lifestyle brands primarily targeting consumers between the ages of 12 and 19. Its brands – dELiA*s, Alloy and CCS – generate revenue by selling apparel, accessories, footwear, room furnishings and action sports equipment predominantly to teenage consumers through direct mail catalogues, websites, and, for dELiA*s, mall-based specialty retails stores.

Safe Harbor Language

This announcement may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding our expectations and beliefs regarding our future results or performance. Because these statements apply to future events, they are subject to risks and uncertainties. When used in this announcement, the words “anticipate,” “believe,” “estimate,” “expect,” “expectation,” “project,” and “intend,” and similar expressions are intended to identify such forward-looking statements. Our actual results could differ materially from those projected in the forward-looking statements. Additionally, you should not consider past results to be an indication of our future performance. For a discussion of risk factors that may affect our results, see the “Risk Factors That May Affect Future Results” section of our Registration Statement on Form S-1, which is on file with the Securities and Exchange Commission. We do not intend to update any of the forward-looking statements after the date of this announcement to conform theses statements to actual results, to changes in management’s expectations or other wise, except as may be required by law.

CONTACT:

dELiA*s, Inc.	Integrated Corporate Relations, Inc.
John Holowko	Chad Jacobs/James Palczynski
212.807.9060	203.682.8200

dELiA*s, Inc.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	July 29, 2006	January 28, 2006
	(unaudited)
ASSETS

Current Assets:
Cash and cash equivalents	$22,198	$2,523
Inventories, net	33,401	25,832
Prepaid catalogue costs	3,726	3,621
Due from Alloy, Inc.	—	8,155
Other current assets	6,040	2,943

Total current assets	65,365	43,074

Property and equipment, net	32,952	24,886
Goodwill	40,204	40,204
Intangible assets, net	2,664	2,763
Other non-current assets	875	483

Total assets	$142,060	$111,410

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$17,835	$13,422
Current portion of mortgage note payable	134	106
Accrued expenses and other current liabilities	25,391	23,998

Bank loan payable	6,132	—

Total current liabilities	49,492	37,526

Deferred credits and other long term liabilities	4,635	3,781
Long-term portion of mortgage note payable	2,487	2,574

Total liabilities	56,614	43,881

Commitments and contingencies
Stockholders’ Equity:
Common Stock; $.001 par value; 100,000,000 shares authorized; 26,381,987 and 23,520,474 shares issued and outstanding	26	24
Additional paid-in capital	92,661	70,397
Accumulated deficit	(7,241)	(2,892)

Total stockholders’ equity	85,446	67,529

Total liabilities and stockholders’ equity	$142,060	$111,410

dELiA*s, Inc.

Consolidated Statements of Operations

(In Thousands, except share data, and unaudited)

	For the Quarter Ended				For the Six Months Ended
	July 29, 2006		July 31, 2005		July 29, 2006		July 31, 2005
Net Revenues	$48,851	100.0%	$43,381	100.0%	$100,721	100.0%	$88,046	100.0%
Cost of goods sold	31,274	64.0%	27,566	63.5%	63,504	63.0%	56,521	64.2%

Gross profit	17,577	36.0%	15,815	36.5%	37,217	37.0%	31,525	35.8%

Selling, general and administrative expenses	21,059	43.1%	19,139	44.1%	42,047	41.8%	37,676	42.8%
Impairment of long-lived assets	—	0.0%	889	2.1%	—	0.0%	889	1.0%

Total operating expenses	21,059	43.1%	20,028	46.2%	42,047	41.8%	38,565	43.8%

Loss from continuing operations before interest (income) expense and income taxes	(3,482)	-7.1%	(4,213)	-9.7%	(4,830)	-4.8%	(7,040)	-8.0%
Interest (income) expense, net	(110)	-0.2%	133	0.3%	(158)	-0.2%	248	0.2%

Loss from continuing operations before income taxes and cumulative effect of change in accounting principle	(3,372)	-6.9%	(4,346)	-10.0%	(4,672)	-4.6%	(7,288)	-8.2%

(Benefit) provision for income taxes	(243)	-0.5%	—	0.0%	(323)	-0.3%	—	0.0%

Loss from continuing operations before cumulative effect of change in accounting principle	(3,129)	-6.4%	(4,346)	-10.0%	(4,349)	-4.3%	(7,288)	-8.2%

Income (loss) from discontinued business, net of taxes	—	0.0%	192	0.4%	—	0.0%	(11,061)	-12.6%

Loss before cumulative effect of change in accounting principle	(3,129)		(4,154)		(4,349)	-4.3%	(18,349)	-20.8%

Cumulative effect of change in accounting principle	—	0.0%	—	0.0%	—	0.0%	1,702	1.9%

Net Loss	$(3,129)	-6.4%	$(4,154)	-9.6%	$(4,349)	-4.3%	$(16,647)	-18.9%

Basic and diluted net loss per share of Common Stock:

Loss from continuing operations	$(0.12)		$(0.20)		$(0.17)		$(0.33)
Income (loss) from discontinued operations, net of taxes	—		0.01		—		(0.51)
Cumulative effect of change in accounting principle	—		—		—		0.08

Basic and diluted net loss attributable to common stockholders per share	$(0.12)		$(0.19)		$(0.17)		$(0.76)

WEIGHTED AVERAGE BASIC AND DILUTED COMMON SHARES OUTSTANDING	26,374,270		22,309,736		26,007,105		21,898,135

dELiA*s Inc.

Selected Operating Data (Unaudited)

	Three Months Ended		Six Months Ended
	7/29/2006	7/31/2005	7/29/2006	7/31/2005
Channel Net Sales:

Retail	$14,960	$14,179	$29,699	$27,666
Direct:
Catalogue	9,310	10,366	20,273	20,803
Internet	24,581	18,836	50,749	39,577

	$48,851	$43,381	$100,721	$88,046

Internet %	73%	65%	71%	66%

Catalogues Mailed	16,465	16,533	37,218	34,638

Number of Stores:
Beginning of period	63	55	59	55
Opened	8	2	12	2
Closed	2	2	2	2

End of Period	69	55	69	55

Total Gross Sq. Ft @ End of Period	259.9	201.3	259.9	201.3

Total Gross Sq. Ft @ End of Period - Premiere	252.1	184.2	252.1	184.2